Filed pursuant to Rule 424(b)(3)

File No. 333-187625

Prospectus Supplement No. 1
(To Prospectus dated July 15, 2013)

SANUWAVE HEALTH, INC.

Up to 10,909,091 Units Consisting of

10,909,091 Shares of Common Stock and

Warrants to Purchase 5,454,545 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 15, 2013 (the “Prospectus”), related to the offering of up to 10,909,091 Units at a purchase price of $0.55 per Unit, with each Unit consisting of one share of our common stock and a warrant to purchase up to an additional 1/2 share of our common stock at an exercise price per share of $0.80. The securities are being offered on a “best efforts” basis, and we are not required to sell any specific dollar amount or number of Units. This prospectus supplement should be read in conjunction with the Prospectus.

Senior Secured Notes

Our 18.0% Senior Secured Convertible Promissory Notes, as amended (the “Senior Secured Notes”) will automatically convert into common stock at a conversion price of $0.20 subject to the condition that we raise at least $4,000,000 in gross proceeds through a qualified financing, such as the current offering. The holders of the Senior Secured Notes (the “Holders”) will also receive warrants to purchase the number of shares of common stock equal to the number of shares such Holder would have received if the Holder had invested in the offering an amount equal to the principal and interest on the note being converted.

On July 23, 2013, the Holders of a majority of the principal amount of the Senior Secured Notes provided non-binding communications to us indicating their willingness to convert the outstanding principal and interest of the Senior Secured Notes to common stock and warrants after completion of the current offering, by amendment of the Senior Secured Notes, or otherwise, regardless of whether the offering closes with gross proceeds to us at or above $4,000,000.

The offer and sale of the Units has been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement filed with the Securities and Exchange Commission (File No.333-187625).

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 24, 2013